                               PLANTATION GARDENS
                               7616 NW 5TH STREET
                              PLANTATION, FLORIDA

                                 MARKET VALUE -
                               FEE SIMPLE ESTATE

                             AS OF DECEMBER 11, 2003

                                  PREPARED FOR:

                   APARTMENT INVESTMENT AND MANAGEMENT COMPANY
                                     (AIMCO)
                C/O LINER YANKELEVITZ SUNSHINE & REGENSTREIF LLP

                                        &

                       LIEFF CABRASER HEIMANN & BERNSTEIN
                          ON BEHALF OF NUANES, ET. AL.

                                         [AMERICAN APPRAISAL ASSOCIATES(R) LOGO]

UNITED STATES                                                                INTERNATIONAL
Atlanta          Milwaukee                                                   Brazil             Mexico
Boston           Minneapolis     [AMERICAN APPRAISAL ASSOCIATES(R) LOGO]     Canada             Morocco
Buffalo          New Orleans                                                 China              Peru
Charlotte        New York              9441 LBJ Freeway Suite 114            Croatia            Philippines
Chicago          Oak Lawn                 Dallas, Texas 75243                Czech Republic     Poland
Cincinnati       Philadelphia                                                England            Portugal
Dallas           Pittsburg             Telephone: (972) 994-9100             Germany            Russia
Denver           Princeton             Fax:       (972) 994-0516             Greece             Spain
Detroit          Schaumburg                                                  Hong Kong          Taiwan
Houston          St. Louis                                                   Hungary            Thailand
Irvine           San Francisco                                               Italy              Turkey
Jacksonville     Seattle                                                     Japan              Venezuela
Los Angeles


                                                               DECEMBER 23, 2003

Apartment Investment and Management
Company ("AIMCO") c/o
Mr. Steven A. Velkei, Esq.
Liner Yankelevitz Sunshine & Regenstreif LLP
1100 Glendon Avenue, 14th Floor
Los Angeles, California 90024-3503

Nuanes, et al.( "Plaintiffs ") c/o
Ms. Joy Kruse
Lieff Cabraser Heimann & Bernstein
Embarcadero Center West
275 Battery Street, 30th Floor
San Francisco, California 94111

RE: PLANTATION GARDENS
    7616 NW 5TH STREET
    PLANTATION, BROWARD COUNTY, FLORIDA

In accordance with your authorization, we have completed the appraisal of the above-referenced property. This complete appraisal is intended to report our analysis and conclusions in a summary format.

The subject property consists of an apartment project having 372 units with a total of 326,800 square feet of rentable area. The improvements were built in 1971. The improvements are situated on 20.83 acres. Overall, the improvements are in average condition. As of the date of this appraisal, the subject property is 97% occupied.

It is our understanding the appraisal will be used by the clients to assist the San Mateo Superior Court in the settlement of litigation between the above mentioned clients. The appraisal is intended to conform to the Uniform Standards of Professional Appraisal Practice ("USPAP") as promulgated by the Appraisal Standards Board of the Appraisal Foundation and the Code of Professional Ethics and Standards of Professional Practice of the Appraisal Institute. The appraisal is presented in a summary report, and the Departure Provision of USPAP has not been invoked in this appraisal. It is entirely inappropriate to use this value conclusion or the report for any purpose other than the one stated.

AMERICAN APPRAISAL ASSOCIATES, INC.                LETTER OF TRANSMITTAL  PAGE 2
PLANTATION GARDENS, PLANTATION, FLORIDA

The opinions expressed in this appraisal cover letter can only be completely understood by reading the narrative report, addenda, and other data, which is attached. The appraisal is subject to the attached general assumptions and limiting conditions and general service conditions.

As a result of our investigation, it is our opinion that the fee simple market value of the subject, effective December 11, 2003 is:

                            ($19,000,000)

                        Respectfully submitted,
                        AMERICAN APPRAISAL ASSOCIATES, INC.

                        -s- Edward Zenkovich
                        ----------------------------
December 23, 2003       Edward Zenkovich, ASA
#053272                 Managing Principal, Real Estate Group
                        State of Florida, Certified General Appraiser, #0001259

Assisted By:
Kim Cook

AMERICAN APPRAISAL ASSOCIATES, INC.                    TABLE OF CONTENTS  PAGE 3
PLANTATION GARDENS, PLANTATION, FLORIDA

                                TABLE OF CONTENTS

Cover
Letter of Transmittal
Table of Contents

                             APPRAISAL DATA

Executive Summary ...............................................     4
Introduction ....................................................     9
Area Analysis ...................................................    11
Market Analysis .................................................    14
Site Analysis ...................................................    15
Improvement Analysis ............................................    15
Highest and Best Use ............................................    16

                              VALUATION

Valuation Procedure .............................................    17
Sales Comparison Approach .......................................    19
Income Capitalization Approach ..................................    25
Reconciliation and Conclusion ...................................    36

                                     ADDENDA

Exhibit A - Photographs of Subject Property
Exhibit B - Summary of Rent Comparables and Photograph of Comparables Exhibit C - Assumptions and Limiting Conditions
Exhibit D - Certificate of Appraiser
Exhibit E - Qualifications
General Service Conditions

AMERICAN APPRAISAL ASSOCIATES, INC.                    EXECUTIVE SUMMARY  PAGE 4
PLANTATION GARDENS, PLANTATION, FLORIDA

                                EXECUTIVE SUMMARY

PART ONE - PROPERTY DESCRIPTION

PROPERTY NAME:                Plantation Gardens
LOCATION:                     7616 NW 5th Street
                              Plantation, Florida

INTENDED USE OF ASSIGNMENT:   Court Settlement
PURPOSE OF APPRAISAL:         "As Is" Market Value of the Fee Simple Estate
INTEREST APPRAISED:           Fee Simple

DATE OF VALUE:                December 11, 2003
DATE OF REPORT:               December 23, 2003

PHYSICAL DESCRIPTION - SITE & IMPROVEMENTS:
SITE:

   Size:                      20.83 acres, or 907,355 square feet
   Assessor Parcel No.:       5041-04-06-0010
   Floodplain:                Community Panel No. 120054 0215F (August 18,
                              1992)
                              Flood Zone X, an area outside the floodplain.
   Zoning:                    PRD - 17Q (Planned Residential Development
                              Multifamily - Density 17 units/acre)

BUILDING:

   No. of Units:              372 Units
   Total NRA:                 326,800 Square Feet
   Average Unit Size:         878 Square Feet
   Apartment Density:         17.9 units per acre
   Year Built:                1971

UNIT MIX AND MARKET RENT:

                         GROSS RENTAL INCOME PROJECTION

                                   Market Rent
                      Square  ---------------------    Monthly       Annual
   Unit Type           Feet    Per Unit     Per SF      Income       Income
-----------------------------------------------------------------------------
1Bdrm/1Ba-1A10          750   $      750   $   1.00   $   31,500   $  378,000
2Bdrm/2Ba-2A20          850   $      800   $   0.94   $  145,600   $1,747,200
2Bdrm/2Ba-2B20          950   $      850   $   0.89   $  125,800   $1,509,600
                                                      ----------   ----------
                                              Total   $  302,900   $3,634,800
                                                      ==========   ==========

OCCUPANCY:                    97%
ECONOMIC LIFE:                45 Years
EFFECTIVE AGE:                20 Years
REMAINING ECONOMIC LIFE:      25 Years

AMERICAN APPRAISAL ASSOCIATES, INC.                    EXECUTIVE SUMMARY  PAGE 5
PLANTATION GARDENS, PLANTATION, FLORIDA

SUBJECT PHOTOGRAPHS AND LOCATION MAP:

                              SUBJECT PHOTOGRAPHS

               [PICTURE]                               [PICTURE]

     EXTERIOR - APARTMENT ENTRANCE         EXTERIOR - 4-STORY APARTMENT BUILDING

                                    AREA MAP

                                     [MAP]

AMERICAN APPRAISAL ASSOCIATES, INC.                    EXECUTIVE SUMMARY  PAGE 6
PLANTATION GARDENS, PLANTATION, FLORIDA

                                NEIGHBORHOOD MAP

HIGHEST AND BEST USE:
     As Vacant:               Hold for future multi-family development
     As Improved:             Continuation as its current use

METHOD OF VALUATION:          In this instance, the Sales Comparison and Income
                              Approaches to value were utilized.

AMERICAN APPRAISAL ASSOCIATES, INC.                    EXECUTIVE SUMMARY  PAGE 7
PLANTATION GARDENS, PLANTATION, FLORIDA

PART TWO - ECONOMIC INDICATORS

INCOME CAPITALIZATION APPROACH

DIRECT CAPITALIZATION                                            Amount                $/Unit
---------------------                                            ------                ------
Potential Rental Income                                    $        3,634,800      $        9,771
Effective Gross Income                                     $        3,557,916      $        9,564
Operating Expenses                                         $        1,786,796      $        4,803     50.2% of EGI
Net Operating Income:                                      $        1,678,120      $        4,511

Capitalization Rate                                                      8.75%
DIRECT CAPITALIZATION VALUE                                $       18,900,000 *    $50,806 / UNIT

DISCOUNTED CASH FLOW ANALYSIS:
Holding Period                                                       10 years
2002 Economic Vacancy                                                      10%
Stabilized Vacancy & Collection Loss:                                       8%
Lease-up / Stabilization Period                                           N/A
Terminal Capitalization Rate                                             9.25%
Discount Rate                                                           11.00%
Selling Costs                                                            2.00%
Growth Rates:
   Income                                                                3.00%
   Expenses:                                                             3.00%
DISCOUNTED CASH FLOW VALUE                                 $       19,500,000 *    $52,419 / UNIT

RECONCILED INCOME CAPITALIZATION VALUE                     $       19,000,000      $51,075 / UNIT

SALES COMPARISON APPROACH

PRICE PER UNIT:
   Range of Sales $/Unit (Unadjusted)                      $43,710 to $66,667
   Range of Sales $/Unit (Adjusted)                        $49,875 to $55,967
VALUE INDICATION - PRICE PER UNIT                          $       19,100,000 *    $51,344 / UNIT

EGIM ANALYSIS
   Range of EGIMs from Improved Sales                            4.99 to 6.94
   Selected EGIM for Subject                                             5.50
   Subject's Projected EGI                                 $        3,557,916
EGIM ANALYSIS CONCLUSION                                   $       19,300,000 *    $51,882 / UNIT

NOI PER UNIT ANALYSIS CONCLUSION                           $       19,100,000 *    $51,344 / UNIT

RECONCILED SALES COMPARISON VALUE                          $       19,100,000      $51,344 / UNIT

----------------

* Value indications are after adjustments for concessions, deferred maintenance, excess land and lease-up costs, if any.

AMERICAN APPRAISAL ASSOCIATES, INC.                     EXECUTIVE SUMMARY PAGE 8
PLANTATION GARDENS, PLANTATION, FLORIDA

PART THREE - SUMMARY OF VALUE CONCLUSIONS

SALES COMPARISON APPROACH:
   Price Per Unit                                          $       19,100,000
   NOI Per Unit                                            $       19,100,000
   EGIM Multiplier                                         $       19,300,000
INDICATED VALUE BY SALES COMPARISON                        $       19,100,000      $51,344 / UNIT

INCOME APPROACH:
   Direct Capitalization Method:                           $       18,900,000
   Discounted Cash Flow Method:                            $       19,500,000
INDICATED VALUE BY THE INCOME APPROACH                     $       19,000,000      $51,075 / UNIT

RECONCILED OVERALL VALUE CONCLUSION:                       $       19,000,000      $51,075 / UNIT

AMERICAN APPRAISAL ASSOCIATES, INC.                         INTRODUCTION  PAGE 9
PLANTATION GARDENS, PLANTATION, FLORIDA

                                  INTRODUCTION

IDENTIFICATION OF THE SUBJECT

The subject property is located at 7616 NW 5th Street, Plantation, Broward County, Florida. Plantation identifies it as 5041-04-06-0010.

SCOPE OF THE ASSIGNMENT

The property, neighborhood, and comparables were inspected by Kim Cook on December 11, 2003. Edward Zenkovich, ASA has not made a personal inspection of the subject property. Kim Cook assisted Edward Zenkovich, ASA in the research, valuation analysis and writing the report. Both, Edward Zenkovich, ASA and Kim Cook have extensive experience in appraising similar properties and meet the USPAP competency provision.

The scope of this investigation comprises the inspection of the property and the collection, verification, and analysis of general and specific data pertinent to the subject property. We have researched current improved sales and leases of similar properties, analyzing them as to their comparability, and adjusting them accordingly. We completed the Sales Comparison and Income Capitalization Approaches to value. From these approaches to value, a concluded overall value was made.

DATE OF VALUE AND REPORT

This appraisal was made to express the opinion of value as of December 11, 2003. The date of the report is December 23, 2003.

PURPOSE AND USE OF APPRAISAL

The purpose of the appraisal is to estimate the market value of the fee simple interest in the subject property. It is understood that the appraisal is intended to assist the clients in litigation settlement proceedings. The appraisal was not based on a requested minimum valuation, a specific valuation, or the approval of a loan.

PROPERTY RIGHTS APPRAISED

We have appraised the Fee Simple Estate in the subject property (as applied in the Sales & Income Approaches), subject to the existing short-term leases. A Fee Simple Estate is defined in The Dictionary of Real Estate Appraisal, 3rd ed. (Chicago: Appraisal Institute,

AMERICAN APPRAISAL ASSOCIATES, INC.                        INTRODUCTION  PAGE 10
PLANTATION GARDENS, PLANTATION, FLORIDA

1993), as:

         "Absolute ownership unencumbered by any other interest or estate, subject only to the limitations imposed by the governmental powers of taxation, eminent domain, police power, and escheat."

MARKETING/EXPOSURE PERIOD

   MARKETING PERIOD: 6 to 12 months
   EXPOSURE PERIOD:  6 to 12 months

HISTORY OF THE PROPERTY

Ownership in the subject property is currently vested in Consolidated Capital Equity Partners. To the best of our knowledge, no transfers of ownership or offers to purchase the subject are known to have occurred during the past three years.

AMERICAN APPRAISAL ASSOCIATES, INC.                       AREA ANALYSIS  PAGE 11
PLANTATION GARDENS, PLANTATION, FLORIDA

                          AREA / NEIGHBORHOOD ANALYSIS

NEIGHBORHOOD ANALYSIS

A neighborhood is a group of complementary land uses. The function of the neighborhood analysis is to describe the immediate surrounding environs. The subject is located in the city of Plantation, Florida. Overall, the neighborhood is characterized as a suburban setting with the predominant land use being residential/retail. The subject's neighborhood is generally defined by the following boundaries.

NEIGHBORHOOD BOUNDARIES

East  - Florida Turnpike
West  - North University Drive
South - Interstate 595
North - Sunrise Boulevard

MAJOR EMPLOYERS

Major employers in the subject's area include American Express, Motorola, JM Family Enterprises, Nova Southeastern University, Sun Sentinel, Holy Cross Medical Group, Bank of America, Ed Morse Automotive Group, University Hospital and Alamo Rental Car. The overall economic outlook for the area is considered favorable.

DEMOGRAPHICS

We have reviewed demographic data within the neighborhood. The following table summarizes the key data points.

AMERICAN APPRAISAL ASSOCIATES, INC.                       AREA ANALYSIS  PAGE 12
PLANTATION GARDENS, PLANTATION, FLORIDA

                            NEIGHBORHOOD DEMOGRAPHICS

                                                      AREA
                                   -------------------------------------------
        CATEGORY                   1-MI. RADIUS    3-MI. RADIUS   5-MI. RADIUS       MSA
-------------------------------------------------------------------------------------------
POPULATION TRENDS
Current Population                       10,615         105,296        270,413    2,297,162
5-Year Population                        10,872         107,521        280,767    2,441,631
% Change CY-5Y                              2.4%            2.1%           3.8%         6.3%
Annual Change CY-5Y                         0.5%            0.4%           0.8%         1.3%

HOUSEHOLDS
Current Households                        4,053          35,821         92,780      785,413
5-Year Projected Households               4,168          36,301         95,299      822,309
% Change CY - 5Y                            2.8%            1.3%           2.7%         4.7%
Annual Change CY-5Y                         0.6%            0.3%           0.5%         0.9%

INCOME TRENDS
Median Household Income            $     69,296    $     66,227   $     56,401    $  33,054
Per Capita Income                  $     34,299    $     31,295   $     27,366    $  18,389
Average Household Income           $     94,678    $     91,781   $     79,745    $  53,787

Source: Demographics Now

The subject neighborhood's population is expected to show increases below that of the region. The immediate market offers superior income levels as compared to the broader market.

The following table illustrates the housing statistics in the subject's immediate area, as well as the MSA region.

                                 HOUSING TRENDS

                                                       AREA
                                   -------------------------------------------
        CATEGORY                   1-MI. RADIUS    3-MI. RADIUS   5-MI. RADIUS       MSA
-------------------------------------------------------------------------------------------
HOUSING TRENDS
% of Households Renting               27.43%           22.20%        25.62%         37.56%
5-Year Projected % Renting            29.46%           22.33%        25.10%         36.46%

% of Households Owning                67.68%           72.71%        68.67%         52.69%
5-Year Projected % Owning             65.84%           72.66%        69.33%         54.16%

Source: Demographics Now

AMERICAN APPRAISAL ASSOCIATES, INC.                       AREA ANALYSIS  PAGE 13
PLANTATION GARDENS, PLANTATION, FLORIDA

SURROUNDING IMPROVEMENTS

The following uses surround the subject property:
North - Residential, church and private school
South - Residential and Commercial
East  - Residential/Municipal complex
West  - Residential/Retail

CONCLUSIONS

The subject is well located within the city of Plantation. The neighborhood is characterized as being mostly suburban in nature and is currently in the stable stage of development. The economic outlook for the neighborhood is judged to be favorable with a good economic base.

AMERICAN APPRAISAL ASSOCIATES, INC.                     MARKET ANALYSIS  PAGE 14
PLANTATION GARDENS, PLANTATION, FLORIDA

                                 MARKET ANALYSIS

The subject property is located in the city of Plantation in Broward County. The overall pace of development in the subject's market is more or less stable. There were no new units added in the Plantation submarket in the last year. The following table illustrates historical vacancy rates for the subject's market.

                             HISTORICAL VACANCY RATE

    Period              Region      Submarket
---------------------------------------------
      1998                 -          4.0%
      1999                 -          3.2%
      2000                 -          1.8%
      2001                 -          5.0%
      2002               5.2%         5.7%
3rd Quarter 2003         5.7%         5.0%

Source: REIS Subtrend Futures, Fort Lauderdale Apartment Market, 3rd Quarter
2003

Occupancy trends in the subject's market are stable. Historically speaking, the subject's submarket has equated the overall market. Concessions are found throughout this market.

Market rents in the subject's market have been following an increasing trend. The following table illustrates historical rental rates for the subject's market.

                             HISTORICAL AVERAGE RENT

     Period        Region   % Change   Submarket   % Change
-----------------------------------------------------------
      1998          N/A          -     $     926        -
      1999          N/A        N/A     $     919     -0.8%
      2000          N/A        N/A     $     952      3.6%
      2001          N/A        N/A     $     940     -1.3%
      2002          N/A        N/A     $     948      0.9%
3rd Quarter 2003    N/A        N/A     $     954      0.6%

Source: REIS Subtrend Futures, Fort Lauderdale Apartment Market, 3rd Quarter
2003

The following table illustrates a summary of the subject's competitive set.

                             COMPETITIVE PROPERTIES

  No.             Property Name        Units   Ocpy.   Year Built        Proximity to subject
---------------------------------------------------------------------------------------------------
  R-1        Southern Pointe            300     97%       1985     0.5 mile west of the subject
  R-2        Carlyle Club               150     94%       1997     1 mile northwest of the subject
  R-3        Jacaranda Village          NA      90%       1987     2 miles northwest of the subject
  R-4        Lakepointe at Jacaranda    246     95%       1986     0.5 mile west of subject
Subject      Plantation Gardens         372     97%       1971

AMERICAN APPRAISAL ASSOCIATES, INC.                PROPERTY DESCRIPTION  PAGE 15
PLANTATION GARDENS, PLANTATION, FLORIDA

                              PROPERTY DESCRIPTION

SITE ANALYSIS

  Site Area                         20.83 acres, or 907,355 square feet
  Shape                             Irregular
  Topography                        Level
  Utilities                         All necessary utilities are available to the site.
  Soil Conditions                   Stable
  Easements Affecting Site          None other than typical utility easements
  Overall Site Appeal               Good
  Flood Zone:
     Community Panel                120054 0215F, dated August 18, 1992
     Flood Zone                     Zone X
  Zoning                            PRD - 17Q, the subject improvements represent a legal
                                    conforming use of the site.

REAL ESTATE TAXES

                                            ASSESSED VALUE - 2003
                               ----------------------------------------------     TAX RATE /        PROPERTY
PARCEL NUMBER                     LAND            BUILDING           TOTAL        MILL RATE           TAXES
--------------------------------------------------------------------------------------------------------------
5041-04-06-0010                $4,083,170       $12,243,520       $16,326,690       0.02359           $385,196

IMPROVEMENT ANALYSIS

Year Built                          1971
Number of Units                     372
Net Rentable Area                   326,800 Square Feet
Construction:
 Foundation                         Reinforced concrete slab
 Frame                              Heavy or light wood
 Exterior Walls                     Stucco wall
 Roof                               Composition shingle over a wood truss structure
Project Amenities                   Amenities at the subject include a
                                    swimming pool, spa/jacuzzi, basketball court,
                                    tennis court, gym room, barbeque equipment,
                                    meeting hall, laundry room, business office,
                                    and parking area.
Unit Amenities                      Individual unit amenities include a garage,
                                    balcony, cable TV connection, vaulted
                                    ceiling, and washer dryer connection.
                                    Appliances available in each unit include a
                                    refrigerator, stove, dishwasher, water
                                    heater, garbage

AMERICAN APPRAISAL ASSOCIATES, INC.                PROPERTY DESCRIPTION  PAGE 16
PLANTATION GARDENS, PLANTATION, FLORIDA

                               disposal, and oven.

Unit Mix:

                                               Unit Area
   Unit Type          Number of Units          (Sq. Ft.)
--------------------------------------------------------
1Bdrm/1Ba-1A10               42                   750
2Bdrm/2Ba-2A20              182                   850
2Bdrm/2Ba-2B20              148                   950

Overall Condition                   Average
Effective Age                       20 years
Economic Life                       45 years
Remaining Economic Life             25 years
Deferred Maintenance                The deferred maintenance at the subject
                                    property was estimated for a total
                                    amount of $280,000.

HIGHEST AND BEST USE ANALYSIS

In accordance with the definition of highest and best use, an analysis of the site relating to its legal uses, physical possibilities, and financial feasibility is appropriate. The highest and best use as vacant is to hold for future multi-family development. The subject improvements were constructed in 1971 and consist of a 372-unit multifamily project. The highest and best use as improved is for a continued multifamily use. Overall, the highest and best use of the subject property is the continued use of the existing apartment project.

AMERICAN APPRAISAL ASSOCIATES, INC.                 VALUATION PROCEDURE  PAGE 17
PLANTATION GARDENS, PLANTATION, FLORIDA

                              THE VALUATION PROCEDURE

There are three traditional approaches, which can be employed in establishing the market value of the subject property. These approaches and their applicability to the valuation of the subject are summarized as follows:

THE COST APPROACH

The application of the Cost Approach is based on the principle of substitution. This principle may be stated as follows: no one is justified in paying more for a property than that amount by which he or she can obtain, by purchase of a site and construction of a building, without undue delay, a property of equal desirability and utility. In the case of a new building, no deficiencies in the building should exist.

In the case of income-producing real estate, the cost of construction plays a minor and relatively insignificant role in determining market value. The Cost Approach is typically only a reliable indicator of value for: (a) new properties; (b) special use properties; and (c) where the cost of reproducing the improvements is easily and accurately quantified and there is no economic obsolescence. In all instances, the issue of an appropriate entrepreneurial profit - the reward for undertaking the risk of construction, remains a highly subjective factor especially in a market lacking significant speculative development.

THE SALES COMPARISON APPROACH

The Sales Comparison Approach is an estimate of value based upon a process of comparing recent sales of similar properties in the surrounding or competing areas to the subject property. Inherent in this approach is the principle of substitution.

The application of this approach consists of comparing the subject property with similar properties of the same general type which have been sold recently or currently are available for sale in competing areas. This comparative process involves judgment as to the similarity of the subject property and the comparable sale with respect to many value factors such as location, contract rent levels, quality of construction, reputation and prestige, age and condition, among others. The estimated value through this approach represents the probable price at which a willing seller would sell the subject property to a willing and knowledgeable buyer as of the date of value.

AMERICAN APPRAISAL ASSOCIATES, INC.                 VALUATION PROCEDURE  PAGE 18
PLANTATION GARDENS, PLANTATION, FLORIDA

THE INCOME CAPITALIZATION APPROACH

The theory of the Income Capitalization Approach is based on the premise that present value is the value of the cash flow and reversionary value the property will produce over a reasonable holding (ownership) period.

The Discounted Cash Flow Analysis will convert equity cash flows (including cash flows and equity reversion) into a present value utilizing an internal rate of return (or discount rate). The Internal Rate of Return (IRR) will be derived from a comparison of alternate investments, a comparative analysis of IRR's used by recent buyers of similar properties, and a review of published industry surveys.

The Direct Capitalization Analysis converts one year of income into an overall value using overall capitalization rates from similar sales. The overall rates take into consideration buyers assumptions of the market over the long-term.

The results of the Income Capitalization Analysis are usually the primary value indicator for income producing properties. Investors expect a reasonable rate of return on their equity investment based on the ownership risks involved; this approach closely parallels the investment decision process.

RECONCILIATION

In this instance, we have completed the Sales Comparison and Income Capitalization Approaches to value. As an income producing property, the income approach is a primary approach to value. The Sales Comparison Approach is also considered reliable as investors are buying similar buildings in the market.

Our research indicates that market participants are generally not buying, selling, investing, or lending with reliance placed on the methodology of the Cost Approach to establish the value. Therefore, we have decided that the Cost Approach is not a reliable indicator of value for the subject, and this approach has not been utilized.

AMERICAN APPRAISAL ASSOCIATES, INC.           SALES COMPARISON APPROACH  PAGE 19
PLANTATION GARDENS, PLANTATION, FLORIDA

                            SALES COMPARISON APPROACH

Use of market or comparable sales requires the collection and analysis of comparable sales data. Similar properties recently sold are compared to the subject and adjusted based on any perceived differences. This method is based on the premise that the costs of acquiring a substitute property would tend to establish a value for the subject property. The premise suggests that if a substitute is unavailable in the market, the reliability of the approach may be subordinate to the other approaches.

The reliance on substitute properties produces shortcomings in the validity of this approach. Geographic and demographic characteristics from each submarket restrict which sales may be selected. Recent sales with a similar physical characteristics, income levels, and location are usually limited. The sales we have identified, however, do establish general valuation parameters as well as provide support to our conclusion derived through the income approach method.

The standard unit of comparison among similar properties is the sales price per unit and price per square foot of net rentable area. To accurately adjust prices to satisfy the requirements of the sales comparison approach, numerous calculations and highly subjective judgments would be required including consideration of numerous income and expense details for which information may be unreliable or unknown. The sales price per unit and square foot are considered relevant to the investment decision, but primarily as a parameter against which value estimates derived through the income approach can be judged and compared.

In examining the comparable sales, we have applied a subjective adjustment analysis, which includes specific adjustments derived from our experience and consulting with the market participants.

SALES COMPARISON ANALYSIS

Detailed on the following pages are sales transactions involving properties located in the subject's competitive investment market.

Photographs of the sale transactions are located in the Addenda. Following the summary of sales is an adjustment grid that is used to arrive at a value.

AMERICAN APPRAISAL ASSOCIATES, INC.            SALES COMPARISON APPROACH PAGE 20
PLANTATION GARDENS, PLANTATION, FLORIDA

SUMMARY OF COMPARABLE SALES -IMPROVED

                                                                        COMPARABLE                     COMPARABLE
            DESCRIPTION                      SUBJECT                       I - 1                          I - 2
-------------------------------------------------------------------------------------------------------------------------
  Property Name                      Plantation Gardens       Townhomes of Plantation          Cimarron Apartments
LOCATION:
  Address                            7616 NW 5th Street       4790 NW 9th Court                850 E. Commercial Blvd
  City, State                        Plantation, Florida      Plantation, Florida              Oakland Park
  County                             Broward                  Broward County                   Broward County
PHYSICAL CHARACTERISTICS:
  Net Rentable Area (SF)             326,800                  150,168                          105,816
  Year Built                         1971                     1973                             1973
  Number of Units                    372                      183                              106
  Unit Mix:                               Type         Total    Type                   Total     Type               Total
                                     1Bdrm/1Ba -1A10     42   1Bedroom                   54    1 Bedroom               4
                                     2Bdrm/2Ba -2A20    182   2Bedroom                  129    2 Bedroom              86
                                     2Bdrm/2Ba -2B20    148                                    3 Bedroom              16
                                                                                               3 Bedroom               2
  Average Unit Size (SF)             878                      821                              998
  Land Area (Acre)                   20.8300                  9.0200                           4.9900
  Density (Units/Acre)               17.9                     20.3                             21.2
  Parking Ratio (Spaces/Unit)        1.08
  Parking Type (Gr., Cov., etc.)     Open parking lot         Open                             Open
CONDITION:                           Average                  Average                          Average
APPEAL:                              Average                  Average                          Average
AMENITIES:
  Pool/Spa                           Yes/Yes                  Yes/No                           No/No
  Gym Room                           Yes                      No                               No
  Laundry Room                       Yes                      Yes                              Yes
  Secured Parking                    No                       No                               No
  Sport Courts                       Yes                      No                               No
OCCUPANCY:                           97%                      97%                              NA
TRANSACTION DATA:
  Sale Date                                                   September, 2002                  May, 2003
  Sale Price ($)                                              $9,100,000                       $5,650,000
  Grantor                                                     Chisolm Realty Company, Ltd      Triad Lauderdale (LP)
  Grantee                                                     Advenir Townhomes, LLC           Cimarron Apartments of
                                                                                               Broward
  Sale Documentation                                          Bk 33787    Pg 0896              Bk 35269 Pg 0233
  Verification                                                Broker, Marcus & Millichap       Broker, Marcus & Millichap
  Telephone Number
ESTIMATED PRO-FORMA:                                            Total $     $/Unit     $/SF    Total $  $/Unit    $/SF
  Potential Gross Income                                       $1,654,545   $9,041    $11.02     $0        $0    $0.00
  Vacancy/Credit Loss                                         ($   57,413) ($  314)  ($ 0.38)    $0        $0    $0.00
  Effective Gross Income                                       $1,597,132   $8,727    $10.64     $0        $0    $0.00
  Operating Expenses                                           $  842,675   $4,605    $ 5.61     $0        $0    $0.00
  Net Operating Income                                         $  754,457   $4,123    $ 5.02     $0        $0    $0.00
NOTES:                                                        Seller's downleg in a 1031
                                                              exchange
  PRICE PER UNIT                                                          $49,727                          $53,302
  PRICE PER SQUARE FOOT                                                   $ 60.60                          $ 53.39
  EXPENSE RATIO                                                              52.8%                           N/A
  EGIM                                                                       5.70                            N/A
  OVERALL CAP RATE                                                           8.29%                           N/A
  Cap Rate based on Pro Forma or Actual Income?                          PRO FORMA                           N/A

                                                     COMPARABLE                   COMPARABLE                    COMPARABLE
            DESCRIPTION                                 I - 3                       I - 4                         I - 5
------------------------------------------------------------------------------------------------------------------------------------
  Property Name                             Spring Crest                  Royal Sheridan Apartments     Boardwalk at Inverrary
LOCATION:
  Address                                   4245 N. University Drive      4200 Sheridan Street          2915 NW 60th Ave
  City, State                               Plantation, Florida           Hollywood, Florida            Sunrise, Florida
  County                                    Broward County                Broward County                Broward County
PHYSICAL CHARACTERISTICS:
  Net Rentable Area (SF)                    176,688                       88,778                        267,470
  Year Built                                1980                          1974                          1973
  Number of Units                           168                           100                           310
  Unit Mix:                                    Type                Total     Type               Total      Type              Total
                                            1 Bedroom                14   1 Bedroom               48    1 Bedroom             186
                                            2 Bedroom               154   2 Bedroom               52    2 Bedroom             124
                                            3 Bedroom               N/A
  Average Unit Size (SF)                    1,052                         888                           863
  Land Area (Acre)                          NA                            3.8800                        11.2600
  Density (Units/Acre)                                                    25.8                          27.5
  Parking Ratio (Spaces/Unit)               0.00                          0.00
  Parking Type (Gr., Cov., etc.)            Open                          Open                          Open
CONDITION:                                  Average                       Average                       Fair
APPEAL:                                     Average                       Fair                          Fair
AMENITIES:
  Pool/Spa                                  Yes/No                        Yes/No                        Yes/No
  Gym Room                                  No                            No                            No
  Laundry Room                              Yes                           Yes                           Yes
  Secured Parking                           No                            No                            No
  Sport Courts                              Yes                           No                            Yes
OCCUPANCY:                                  94%                           NA                            94%
TRANSACTION DATA:
  Sale Date                                 September, 2003               March, 2001                   July, 2003
  Sale Price ($)                            $11,200,000                   $5,250,000                    $13,550,000
  Grantor                                   Waterton Crest, LLC           Royal Sheridan Apartments     Pelican Run Associates
  Grantee                                   Springcrest LLC               Sheridan Apartments, LLC      MSRH Boardwalk, LLC
  Sale Documentation                        Bk 36063 Pg 1045              Bk 31333 Pg 0945              Bk 35639 Pg 0911
  Verification                              Broker, Marcus & Millichap    Seller's Broker               Grantee
  Telephone Number
ESTIMATED PRO-FORMA:                          Total $   $/Unit     $/SF   Total $    $/Unit      $/SF     Total $    $/Unit    $/SF
  Potential Gross Income                    $1,716,584  $10,218    $9.72                                $2,896,209   $9,343   $10.83
  Vacancy/Credit Loss                       $  102,995  $   613    $0.58                                $  182,172   $  588   $ 0.68
  Effective Gross Income                    $1,613,589  $ 9,605    $9.13  $859,200   $8,592      $9.68  $2,714,037   $8,755   $10.15
  Operating Expenses                        $  672,000  $ 4,000    $3.80  $310,000   $3,100      $3.49  $1,581,000   $5,100   $ 5.91
  Net Operating Income                      $1,008,000  $ 6,000    $5.70  $549,200   $5,492      $6.19  $1,133,037   $3,655   $ 4.24
NOTES:
  PRICE PER UNIT                                       $66,667                      $52,500                        $43,710
  PRICE PER SQUARE FOOT                                $ 63.39                      $ 59.14                        $ 50.66
  EXPENSE RATIO                                           41.6%                        36.1%                          58.3%
  EGIM                                                    6.94                         6.11                           4.99
  OVERALL CAP RATE                                        9.00%                       10.46%                          8.36%
  Cap Rate based on Pro Forma or Actual Income?       PRO FORMA                    PRO FORMA                      PRO FORMA

AMERICAN APPRAISAL ASSOCIATES, INC.            SALES COMPARISON APPROACH PAGE 21
PLANTATION GARDENS, PLANTATION, FLORIDA

                              IMPROVED SALES MAP

                                    [MAP]

IMPROVED SALES ANALYSIS

The improved sales indicate a sales price range from $43,710 to $66,667 per unit. Adjustments have been made to the sales to reflect differences in location, age/condition and quality/appeal. Generally speaking, larger properties typically have a lower price per unit when compared to smaller properties, all else being equal. Similarly, those projects with a higher average unit size will generally have a higher price per unit. After appropriate adjustments are made, the improved sales demonstrate an adjusted range for the subject from $49,875 to $55,967 per unit with a mean or average adjusted price of $52,101 per unit. The median adjusted price is $52,213 per unit. Based on the following analysis, we have concluded to a value of $52,000 per unit, which results in an "as is" value of $19,100,000 (rounded after necessary adjustment, if any).

AMERICAN APPRAISAL ASSOCIATES, INC.            SALES COMPARISON APPROACH PAGE 22
PLANTATION GARDENS, PLANTATION, FLORIDA

SALES ADJUSTMENT GRID

                                                                      COMPARABLE                 COMPARABLE
             DESCRIPTION                     SUBJECT                     I - 1                      I - 2
-----------------------------------------------------------------------------------------------------------------
  Property Name                      Plantation Gardens       Townhomes of Plantation    Cimarron Apartments
  Address                            7616 NW 5th Street       4790 NW 9th Court          850 E. Commercial Blvd
  City                               Plantation, Florida      Plantation, Florida        Oakland Park
  Sale Date                                                   September, 2002            May, 2003
  Sale Price ($)                                              $9,100,000                 $5,650,000
  Net Rentable Area (SF)             326,800                  150,168                    105,816
  Number of Units                    372                      183                        106
  Price Per Unit                                              $49,727                    $53,302
  Year Built                         1971                     1973                       1973
  Land Area (Acre)                   20.8300                  9.0200                     4.9900
VALUE ADJUSTMENTS                       DESCRIPTION              DESCRIPTION       ADJ.     DESCRIPTION        ADJ.
  Property Rights Conveyed           Fee Simple Estate        Fee Simple Estate     0%   Fee Simple Estate      0%
  Financing                                                   Cash To Seller        0%   Cash To Seller         0%
  Conditions of Sale                                          Arm's Length          0%   Arm's Length           0%
  Date of Sale (Time)                                         09-2002               0%   05-2003                0%
VALUE AFTER TRANS. ADJUST. ($/UNIT)                                    $49,727                     $53,302
  Location                                                    Comparable            0%   Inferior              15%
  Number of Units                    372                      183                 -10%   106                  -15%
  Quality / Appeal                   Average                  Inferior             10%   Inferior              10%
  Age / Condition                    1971                     1973 / Average        0%   1973 / Average         0%
  Occupancy at Sale                  97%                      97%                   0%   NA                     0%
  Amenities                          Average                  Inferior              5%   Inferior               5%
  Average Unit Size (SF)             878                      821                   0%   998                  -10%
PHYSICAL ADJUSTMENT                                                                 5%                          5%
FINAL ADJUSTED VALUE ($/UNIT)                                          $52,213                     $55,967

                                             COMPARABLE                COMPARABLE                COMPARABLE
             DESCRIPTION                        I - 3                     I - 4                     I - 5
-----------------------------------------------------------------------------------------------------------------
  Property Name                      Spring Crest              Royal Sheridan Apartments  Boardwalk at
                                                                                          Inverrary
  Address                            4245 N. University Drive  4200 Sheridan Street       2915 NW 60th
                                                                                          Ave
  City                               Plantation, Florida       Hollywood, Florida         Sunrise,
                                                                                          Florida
  Sale Date                          September, 2003           March, 2001                July, 2003
  Sale Price ($)                     $11,200,000               $5,250,000                 $13,550,000
  Net Rentable Area (SF)             176,688                   88,778                     267,470
  Number of Units                    168                       100                        310
  Price Per Unit                     $66,667                   $52,500                    $43,710
  Year Built                         1980                      1974                       1973
  Land Area (Acre)                   NA                        3.8800                     11.2600
VALUE ADJUSTMENTS                       DESCRIPTION      ADJ.     DESCRIPTION       ADJ.    DESCRIPTION        ADJ.
  Property Rights Conveyed           Fee Simple Estate    0%   Fee Simple Estate     0%   Fee Simple            0%
                                                                                          Estate
  Financing                          Cash To Seller       0%   Cash To Seller        0%   Cash To Seller        0%
  Conditions of Sale                 Arm's Length         0%   Arm's Length          0%   Arm's Length          0%
  Date of Sale (Time)                09-2003              0%   03-2001               0%   07-2003               0%
VALUE AFTER TRANS. ADJUST. ($/UNIT)           $66,667                   $52,500                    $43,710
  Location                           Comparable           0%   Inferior             10%   Inferior             20%
  Number of Units                    168                -10%   100                 -15%   310                   0%
  Quality / Appeal                   Comparable           0%   Comparable            0%   Comparable            0%
  Age / Condition                    1980 / Average      -5%   1974 / Average        0%   1973 / Fair           0%
  Occupancy at Sale                  94%                  0%   NA                    0%   94%                   0%
  Amenities                          Comparable           0%   Comparable            0%   Comparable            0%
  Average Unit Size (SF)             1,052              -10%   888                   0%   863                   0%
PHYSICAL ADJUSTMENT                                     -25%                        -5%                        20%
FINAL ADJUSTED VALUE ($/UNIT)                 $50,000                   $49,875                    $52,452

SUMMARY

VALUE RANGE (PER UNIT)                         $49,875         TO     $55,967
MEAN (PER UNIT)                                $52,101
MEDIAN (PER UNIT)                              $52,213
VALUE CONCLUSION (PER UNIT)                    $52,000

VALUE OF IMPROVEMENT & MAIN SITE                                $19,344,000
  DEFERRED MAINTENANCE                                         -$   280,000
VALUE INDICATED BY SALES COMPARISON APPROACH                    $19,064,000
ROUNDED                                                         $19,100,000

NET OPERATING INCOME (NOI) ANALYSIS

We have also conducted a net operating income (NOI) comparison analysis. The NOI effectively takes into account the various physical, location, and operating aspects of the sale. When the subject's NOI is compared to the sale NOI, a percent adjustment can be arrived at. The following table illustrates this analysis.

AMERICAN APPRAISAL ASSOCIATES, INC.            SALES COMPARISON APPROACH PAGE 23
PLANTATION GARDENS, PLANTATION, FLORIDA

                             NOI PER UNIT COMPARISON

                    SALE PRICE              NOI/      SUBJECT NOI
COMPARABLE  NO. OF  -----------          --------------------------  ADJUSTMENT  INDICATED
    NO.      UNITS  PRICE/UNIT    OAR     NOI/UNIT   SUBJ. NOI/UNIT    FACTOR    VALUE/UNIT
-------------------------------------------------------------------------------------------
   I-1        183   $ 9,100,000   8.29%  $  754,457    $1,678,120       1.094     $54,411
                    $    49,727          $    4,123    $    4,511
   I-2        106   $ 5,650,000   0.00%                $1,678,120
                    $    53,302                        $    4,511
   I-3        168   $11,200,000    N/A   $1,008,000    $1,678,120       0.752     $50,123
                    $    66,667          $    6,000    $    4,511
   I-4        100   $ 5,250,000  10.46%  $  549,200    $1,678,120       0.821     $43,123
                    $    52,500          $    5,492    $    4,511
   I-5        310   $13,550,000   8.36%  $1,133,037    $1,678,120       1.234     $53,948
                    $    43,710          $    3,655    $    4,511

                                   PRICE/UNIT

  Low             High           Average        Median
$43,123         $54,411          $50,401        $52,036

                VALUE ANALYSIS BASED ON COMPARABLES NOI PER UNIT

Estimated Price Per Unit               $    52,000
                                       -----------
Number of Units                                372
Value                                  $19,344,000
  Deferred Maintenance                -$   280,000
                                       -----------
Value Based on NOI Analysis            $19,064,000
                             Rounded   $19,100,000

The adjusted sales indicate a range of value between $43,123 and $54,411 per unit, with an average of $50,401 per unit. Based on the subject's competitive position within the improved sales, a value of $52,000 per unit is estimated. This indicates an "as is" market value of $19,100,000 (rounded after necessary adjustment, if any) for the NOI Per Unit Analysis.

EFFECTIVE GROSS INCOME MULTIPLIER (EGIM) ANALYSIS

The effective gross income multiplier (EGIM) is derived by dividing the sales price by the total effective gross income. The following table illustrates the EGIMs for the comparable improved sales.

AMERICAN APPRAISAL ASSOCIATES, INC.            SALES COMPARISON APPROACH PAGE 24
PLANTATION GARDENS, PLANTATION, FLORIDA

                  EFFECTIVE GROSS INCOME MULTIPLIER COMPARISON

                    SALE PRICE
COMPARABLE  NO. OF  -----------   EFFECTIVE    OPERATING              SUBJECT
    NO.      UNITS  PRICE/UNIT   GROSS INCOME   EXPENSE     OER    PROJECTED OER  EGIM
--------------------------------------------------------------------------------------
   I-1        183   $ 9,100,000   $1,597,132   $  842,675  52.76%                 5.70
                    $    49,727
   I-2        106   $ 5,650,000
                    $    53,302
   I-3        168   $11,200,000   $1,613,589   $  672,000  41.65%                 6.94
                                                                       50.22%
                    $    66,667
   I-4        100   $ 5,250,000   $  859,200   $  310,000  36.08%                 6.11
                    $    52,500
   I-5        310   $13,550,000   $2,714,037   $1,581,000  58.25%                 4.99
                    $    43,710

                                      EGIM

Low           High             Average          Median
4.99          6.94              5.94             5.90

               VALUE ANALYSIS BASED ON EGIM'S OF COMPARABLE SALES

Estimate EGIM                                                           5.50
                                                                ------------
Subject EGI                                                      $ 3,557,916
Value                                                            $19,568,538
  Deferred Maintenance                                          -$   280,000
                                                                ------------
Value Based on EGIM Analysis                                     $19,288,538
                                             Rounded             $19,300,000
                    Value Per Unit                               $    51,882

There is an inverse relationship, which generally holds among EGIMs and operating expenses. Properties, which have higher expense ratios, typically sell for relatively less and therefore produce a lower EGIM. As will be illustrated in the Income Capitalization Approach of this report, the subject's operating expense ratio (OER) is estimated at 50.22% before reserves. The comparable sales indicate a range of expense ratios from 36.08% to 58.25%, while their EGIMs range from 4.99 to 6.94. Overall, we conclude to an EGIM of 5.50, which results in an "as is" value estimate in the EGIM Analysis of $19,300,000.

SALES COMPARISON CONCLUSION

The three valuation methods in the Sales Comparison Approach are shown below. The overall value via the Sales Comparison Approach is estimated at $19,100,000.

Price Per Unit                                       $19,100,000
NOI Per Unit                                         $19,100,000
EGIM Analysis                                        $19,300,000

Sales Comparison Conclusion                          $19,100,000

AMERICAN APPRAISAL ASSOCIATES, INC.       INCOME CAPITALIZATION APPROACH PAGE 25
PLANTATION GARDENS, PLANTATION, FLORIDA

                         INCOME CAPITALIZATION APPROACH

The income capitalization approach is based on the premise that value is created by the expectation of future benefits. We estimated the present value of those benefits to derive an indication of the amount that a prudent, informed purchaser-investor would pay for the right to receive them as of the date of value.

This approach requires an estimate of the NOI of a property. The estimated NOI is then converted to a value indication by use of either the direct capitalization or the discounted cash flow analysis (yield capitalization).

Direct capitalization uses a single year's stabilized NOI as a basis for a value indication by dividing the income by a capitalization rate. The rate chosen accounts for a recapture of the investment by the investor and should reflect all factors that influence the value of the property, such as tenant quality, property condition, neighborhood change, market trends, interest rates, and inflation. The rate may be extracted from local market transactions or, when transaction evidence is lacking, obtained from trade sources.

A discounted cash flow analysis focuses on the operating cash flows expected from the property and the proceeds of a hypothetical sale at the end of a holding period (the reversion). The cash flows and reversion are discounted to their present values using a market-derived discount rate and are added together to obtain a value indication. Because benefits to be received in the future are worth less than the same benefits received in the present, this method weights income in the early years more heavily than the income and the sale proceeds to be received later. The strength of the discounted cash flow method is its ability to recognize variations in projected net income, such as those caused by inflation, stepped leases, neighborhood change, or tenant turnover. Its weakness is that it requires many judgments regarding the actions of likely buyers and sellers of the property in the future.

In some situations, both methods yield a similar result. The discounted cash flow method is typically more appropriate for the analysis of investment properties with multiple or long-term leases, particularly leases with cancellation clauses or renewal options. It is especially useful for multi-tenant properties in volatile markets. The direct capitalization

AMERICAN APPRAISAL ASSOCIATES, INC.       INCOME CAPITALIZATION APPROACH PAGE 26
PLANTATION GARDENS, PLANTATION, FLORIDA

method is normally more appropriate for properties with relatively stable operating histories and expectations.

A pro forma analysis for the first year of the investment is made to estimate a reasonable potential net operating income for the Subject Property. Such an analysis entails an estimate of the gross income the property should command in the marketplace. From this total gross income must be deducted an allowance for vacancy/collection loss and operating expenses as dictated by general market conditions and the overall character of the subject's tenancy and leased income to arrive at a projected estimate of net operating income. Conversion of the net operating income to an indication of value is accomplished by the process of capitalization, as derived primarily from market data.

MARKET RENT ANALYSIS

In order to determine a market rental rate for the subject, a survey of competing apartment communities was performed. This survey was displayed previously in the market analysis section of the report. Detailed information pertaining to each of the comparable rental communities, along with photographs, is presented in the Addenda of this report.

The following charts display the subject's current asking and actual rent rates as well as a comparison with the previous referenced comparable rental properties.

                         SUMMARY OF ACTUAL AVERAGE RENTS

                                        Average
                        Unit Area  ----------------
   Unit Type            (Sq. Ft.)  Per Unit  Per SF  %Occupied
--------------------------------------------------------------
1Bdrm/1Ba-1A10             750       $719    $0.96     97.6%
2Bdrm/2Ba-2A20             850       $763    $0.90     97.8%
2Bdrm/2Ba-2B20             950       $816    $0.86     95.3%

AMERICAN APPRAISAL ASSOCIATES, INC.       INCOME CAPITALIZATION APPROACH PAGE 27
PLANTATION GARDENS, PLANTATION, FLORIDA

                                  RENT ANALYSIS

                                                                               COMPARABLE RENTS
                                                                    ------------------------------------------
                                                                       R1        R2        R3          R4
                                                                    ------------------------------------------
                                                                    SOUTHERN  CARLYLE   TACARANDA LAKEPOINT AT
                                                                     POINT     CLUB      VILLAGE   TACARANDA
                                                                    ------------------------------------------
                                                  SUBJECT   SUBJECT         COMPARISON TO SUBJECT
    DESCRIPTION                   SUBJECT UNIT    ACTUAL    ASKING  ------------------------------------------
                                      TYPE         RENT      RENT   Superior  Superior   Superior   Superior
--------------------------------------------------------------------------------------------------------------
Monthly Rent                     1Bdrm/1Ba-1A10   $  719    $ 772              $  930     $  785     $  795
Unit Area (SF)                                       750      750                 760        800        810
Monthly Rent Per Sq. Pt                           $ 0.96    $1.05              $ 1.22     $ 0.98     $ 0.98

Monthly Rent                     2Bdrm/2Ba-2A20   $  765    $ 829    $ 950     $1.050                $  899
Unit Area (SF)                                       850      850      974        963                 1,035
Monthly Rent Per Sq. Pt                           $ 0.90    $0.98    $0.98     $ 1.09                $ 0.87

Monthly Rent                     2Bdrm/2Ba-2B20   $  816    $ 899              $1,150     $  930     $1,046
Unit Area (SF)                                       950      950               1,093      1,100      1,100
Monthly Rent Per Sq. Pt                           $ 0.86    $0.95              $ 1.05     $ 0.84     $ 0.95

    DESCRIPTION                   MIN      MAX    MEDIAN    AVERAGE
-------------------------------------------------------------------
Monthly Rent                     $  785  $  930   $  795    $  837
Unit Area (SF)                      760     810      800       790
Monthly Rent Per Sq. Pt          $ 1.98  $ 1.22   $ 0.98    $ 1.06

Monthly Rent                     $  899  $1,050   $  954    $  966
Unit Area (SF)                      963   1,035      974       991
Monthly Rent Per Sq. Pt          $ 0.87  $ 1.09   $ 0.98    $ 0.97

Monthly Rent                     $  950  $1,150   $1,046    $1,042
Unit Area (SF)                    1,093   1,102    1,100      1098
Monthly Rent Per Sq. Pt          $ 0.84  $ 1.05   $ 0.93    $ 0.93

CONCLUDED MARKET RENTAL RATES AND TERMS

Based on this analysis above, the subject's concluded market rental rates and gross rental income is calculated as follows:

                         GROSS RENTAL INCOME PROJECTION


                                                      Market Rent
                                      Unit Area   ------------------        Monthly      Annual
   Unit Type      Number of Units     (Sq. Ft.)   Per Unit   Per SF         Income       Income
-------------------------------------------------------------------------------------------------
1Bdrm/1Ba-1A10           42              750      $   750   $   1.00      $   31,500   $  378,000
2Bdrm/2Ba-2A20          182              850      $   800   $   0.94      $  145,600   $1,747,200
2Bdrm/2Ba-2B20          148              950      $   850   $   0.89      $  125,800   $1,509,600
                                                            -------------------------------------
                                                              Total       $  302,900   $3,634,800
                                                            =====================================

PRO FORMA ANALYSIS

For purposes of this appraisal, we were provided with income and expense data for the subject property. A summary of this data is presented on the following page.

AMERICAN APPRAISAL ASSOCIATES, INC.       INCOME CAPITALIZATION APPROACH PAGE 28
PLANTATION GARDENS, PLANTATION, FLORIDA

SUMMARY OF HISTORICAL INCOME & EXPENSES

                           FISCAL YEAR     2001      FISCAL YEAR     2002      FISCAL YEAR     2003
                           ---------------------------------------------------------------------------
                                   ACTUAL                    ACTUAL               MANAGEMENT BUDGET
                           ---------------------------------------------------------------------------
     DESCRIPTION              TOTAL       PER UNIT      TOTAL       PER UNIT       TOTAL      PER UNIT
------------------------------------------------------------------------------------------------------
Revenues
 Rental Income             $3,559,658   $    9,569   $3,608,966   $    9,702   $3,638,000   $    9,780

 Vacancy                   $  166,432   $      447   $  318,849   $      857   $  235,500   $      633
 Credit Loss/Concessions   $   33,382   $       90   $   45,582   $      123   $   72,000   $      194
                           ----------   ----------   ----------   ----------   ----------   ----------
  Subtotal                 $  199,814   $      537   $  364,431   $      980   $  307,500   $      827

 Laundry Income            $   43,175   $      116   $   38,126   $      102   $   60,000   $      161
 Garage Revenue            $        0   $        0   $        0   $        0   $        0   $        0
 Other Misc. Revenue       $  177,338   $      477   $  166,732   $      448   $  162,000   $      435
                           ----------   ----------   ----------   ----------   ----------   ----------
  Subtotal Other Income    $  220,513   $      593   $  204,858   $      551   $  222,000   $      597

                           ----------   ----------   ----------   ----------   ----------   ----------
Effective Gross Income     $3,580,357   $    9,625   $3,449,393   $    9,273   $3,552,500   $    9,550

Operating Expenses
 Taxes                     $  332,993   $      895   $  345,788   $      930   $  375,836   $    1,010
 Insurance                 $  144,526   $      389   $  151,502   $      407   $  133,608   $      359
 Utilities                 $  289,742   $      779   $  309,605   $      832   $  170,400   $      458
 Repair & Maintenance      $  166,893   $      449   $  182,278   $      490   $  286,800   $      771
 Cleaning                  $   29,074   $       78   $   55,845   $      150   $   61,200   $      165
 Landscaping               $   40,145   $      108   $   39,022   $      105   $        0   $        0
 Security                  $   16,792   $       45   $        0   $        0   $        0   $        0
 Marketing & Leasing       $   70,073   $      188   $   79,355   $      213   $   70,800   $      190
 General Administrative    $  352,013   $      946   $  297,272   $      799   $  340,080   $      914
 Management                $  190,024   $      511   $  169,939   $      457   $  163,420   $      439
 Miscellaneous             $        0   $        0   $        0   $        0   $        0   $        0

                           ----------   ----------   ----------   ----------   ----------   ----------
Total Operating Expenses   $1,632,275   $    4,388   $1,630,606   $    4,383   $1,602,144   $    4,307

 Reserves                  $        0   $        0   $        0   $        0   $        0   $        0

                           ----------   ----------   ----------   ----------   ----------   ----------
Net Income                 $1,948,082   $    5,237   $1,818,787   $    4,889   $1,950,356   $    5,243

                           ANNUALIZED       2003
                           -----------------------
                                   ACTUAL                       AAA PROJECTION
                           ------------------------------------------------------------
     DESCRIPTION              TOTAL      PER UNIT       TOTAL      PER UNIT          %
---------------------------------------------------------------------------------------
Revenues
 Rental Income             $3,588,877   $    9,648   $3,634,800   $    9,771      100.0%

 Vacancy                   $  284,856   $      766   $  218,088   $      586        6.0%
 Credit Loss/Concessions   $   95,584   $      257   $   72,696   $      195        2.0%
                           ----------   ----------   ----------   ----------      -----
  Subtotal                 $  380,440   $    1,023   $  290,784   $      782        8.0%

 Laundry Income            $   36,372   $       98   $   46,500   $      125        1.3%
 Garage Revenue            $        0   $        0   $        0                     0.0%
 Other Misc. Revenue       $  167,788   $      451   $  167,400   $      450        4.6%
                           ----------   ----------   ----------   ----------      -----
  Subtotal Other Income    $  204,160   $      549   $  213,900   $      575        5.9%

                           ----------   ----------   ----------   ----------      -----
Effective Gross Income     $3,412,597   $    9,174   $3,557,916   $    9,564      100.0%

Operating Expenses
 Taxes                     $  338,191   $      909   $  385,020   $    1,035       10.8%
 Insurance                 $  158,865   $      427   $  148,800   $      400        4.2%
 Utilities                 $  312,104   $      839   $  312,480   $      840        8.8%
 Repair & Maintenance      $  231,345   $      622   $  241,800   $      650        6.8%
 Cleaning                  $   71,319   $      192   $   66,960   $      180        1.9%
 Landscaping               $   53,064   $      143   $   46,500   $      125        1.3%
 Security                  $   15,616   $       42   $   16,740   $       45        0.5%
 Marketing & Leasing       $  150,825   $      405   $   74,400   $      200        2.1%
 General Administrative    $  280,028   $      753   $  316,200   $      850        8.9%
 Management                $  165,000   $      444   $  177,896   $      478        5.0%
 Miscellaneous             $        0   $        0   $        0   $        0        0.0%

                           ----------   ----------   ----------   ----------      -----
Total Operating Expenses   $1,776,357   $    4,775   $1,786,796   $    4,803       50.2%

 Reserves                  $        0   $        0   $   93,000   $      250        2.6%

                           ----------   ----------   ----------   ----------      -----
Net Income                 $1,636,240   $    4,398   $1,678,120   $    4,511       47.2%

REVENUES AND EXPENSES

The subject's revenue and expense projections are displayed on the previous chart. Rental income is based on the market analysis previously discussed. Other income consists of forfeited deposits, laundry income, late rent payments, month to month fees, pet fees, vending machine revenue, etc.

We forecasted the property's annual operating expenses after reviewing its historical performance at the subject property. We analyzed each item of expense and attempted to forecast amounts a typical informed investor would consider reasonable.

VACANCY AND COLLECTION LOSS

An investor is primarily interested in the annual revenue an income property is likely to produce over a specified period of time, rather than the income it could produce if it were always 100% occupied and all tenants were paying their rent in full and on time. An investor normally expects some income loss as tenants vacate, fail to pay rent, or pay their rent late.

AMERICAN APPRAISAL ASSOCIATES, INC.       INCOME CAPITALIZATION APPROACH PAGE 29
PLANTATION GARDENS, PLANTATION, FLORIDA

We have projected a stabilized vacancy and collection loss rate of 8% based on the subject's historical performance, as well as the anticipated future market conditions.

RESERVES FOR REPLACEMENT

"Reserves for replacements" is a contingency account allocated to the expenses of the property to provide for replacement of short-lived items and for unforeseen necessary capital expenditures. We have utilized the Korpacz Real Estate Investor Survey of the national apartment market, which reports a range of replacement reserves between $150 and $400 per unit. For purposes of this analysis, we have included an allowance of $250 per unit for reserves for replacement.

CAPITAL EXPENDITURES

Capital expenditures represent expenses for immediate repair or replacement of items that have average to long lives. Based on our inspection of the property as well as discussions with property management personnel, there are some major items remaining in need of repair or replacement that would require an expense beyond our reserves for replacement. Therefore an additional $280,000 has been deducted.

DISCOUNTED CASH FLOW ANALYSIS

As the subject is a multi-tenant income property, the Discounted Cash Flow Method is considered appropriate. This method is especially meaningful in that it isolates the timing of the annual cash flows and discounts them, along with the expected equity reversion, to a present value. The present value of the cash flow is added to the present value of the reversion, resulting in a total property value.

INVESTMENT CRITERIA

Appropriate investment criteria will be derived for the subject based upon analysis of comparable sales and a survey of real estate investors. The following table summarizes the findings of Korpacz National Investor Survey for the most recent period.

AMERICAN APPRAISAL ASSOCIATES, INC.       INCOME CAPITALIZATION APPROACH PAGE 30
PLANTATION GARDENS, PLANTATION, FLORIDA

                        KORPACZ NATIONAL INVESTOR SURVEY
                                3RD QUARTER 2003
                            NATIONAL APARTMENT MARKET

               CAPITALIZATION RATES
           ------------------------------
             GOING-IN        TERMINAL
           ------------------------------
            LOW    HIGH     LOW     HIGH
-----------------------------------------
RANGE      5.50%   9.50%   6.00%   10.00%
AVERAGE        7.61%           8.14%

                               SUMMARY OF OVERALL
                              CAPITALIZATION RATES

COMP. NO.     SALE DATE     OCCUP. PRICE/UNIT     OAR
-------------------------------------------------------
I-1             Sep-02        97%   $49,727       8.29%
I-2             May-03        NA    $53,302       N/A
I-3             Sep-03        94%   $66,667       9.00%
I-4             Mar-01        NA    $52,500      10.46%
I-5             Jul-03        94%   $43,710       8.36%
                                       High      10.46%
                                        Low       8.29%
                                    Average       9.03%

Based on this information, we have concluded the subject's overall capitalization rate should be 8.75%. The terminal capitalization rate is applied to the net operating income estimated for the year following the end of the holding period. Based on the concluded overall capitalization rate, the age of the property and the surveyed information, we have concluded the subject's terminal capitalization rate to be 9.25%. Finally, the subject's discount rate or yield rate is estimated based on the previous investor survey and an examination of returns available on alternative investments in the market. Based on this analysis, the subject's discount rate is estimated to be 11.00%.

HOLDING PERIOD

The survey of investors indicates that most investors are completing either 10-year cash flows or extending the analysis to the end of the lease if it is more than 10-years. A 10-year period has been used in the analysis of the subject with the eleventh year stabilized NOI used to determine the reversion.

SELLING COSTS

Sales of similar size properties are typically accomplished with the aid of a broker and will also incur legal and other transaction related cost. Based on our survey of brokers and a

AMERICAN APPRAISAL ASSOCIATES, INC.       INCOME CAPITALIZATION APPROACH PAGE 31
PLANTATION GARDENS, PLANTATION, FLORIDA

review of institutional investor projections, an allowance of 2.00% of the sale amount is applied.

DISCOUNTED CASH FLOW CONCLUSION

Discounting the annual cash flows and the equity reversion at the selected rate of 11.00% indicates a value of $19,500,000. In this instance, the reversion figure contributes approximately 41% of the total value. Investors surveyed for this assignment indicated they would prefer to have the cash flow contribute anywhere from 50% to 60%. Overall, the blend seems reasonable. The cash flow and pricing matrix are located on the following pages.

AMERICAN APPRAISAL ASSOCIATES, INC.       INCOME CAPITALIZATION APPROACH PAGE 32
PLANTATION GARDENS, PLANTATION, FLORIDA

DISCOUNTED CASH FLOW ANALYSIS

                               PLANTATION GARDENS

                YEAR                  JAN-2004      JAN-2005      JAN-2006      JAN-2007      JAN-2008      JAN-2009
            FISCAL YEAR                  1             2             3             4             5             6
---------------------------------------------------------------------------------------------------------------------
REVENUE
 Base Rent                           $3,634,800    $3,707,496    $3,781,646    $3,895,095    $4,011,948    $4,132,307

 Vacancy                             $  191,736    $  122,347    $  113,449    $  116,853    $  120,358    $  247,938
 Credit Loss                         $   72,696    $   74,150    $   75,633    $   77,902    $   80,239    $   82,646
 Concessions                         $        0    $        0    $        0    $        0    $        0    $        0
                                     ----------    ----------    ----------    ----------    ----------    ----------
  Subtotal                           $  264,432    $  196,497    $  189,082    $  194,755    $  200,597    $  330,585

 Laundry Income                      $   46,500    $   47,430    $   48,379    $   49,830    $   51,325    $   52,865
 Garage Revenue                      $        0    $        0    $        0    $        0    $        0    $        0
 Other Misc. Revenue                 $  167,400    $  170,748    $  174,163    $  179,388    $  184,769    $  190,313
                                     ----------    ----------    ----------    ----------    ----------    ----------
   Subtotal Other Income             $  213,900    $  218,178    $  222,542    $  229,218    $  236,094    $  243,177

                                     ----------    ----------    ----------    ----------    ----------    ----------
EFFECTIVE GROSS INCOME               $3,584,268    $3,729,177    $3,815,105    $3,929,558    $4,047,445    $4,044,899

OPERATING EXPENSES:
 Taxes                               $  385,020    $  396,571    $  408,468    $  420,722    $  433,343    $  446,344
 Insurance                           $  148,800    $  153,264    $  157,862    $  162,598    $  167,476    $  172,500
 Utilities                           $  312,480    $  321,854    $  331,510    $  341,455    $  351,699    $  362,250
 Repair & Maintenance                $  241,800    $  249,054    $  256,526    $  264,221    $  272,148    $  280,312
 Cleaning                            $   66,960    $   68,969    $   71,038    $   73,169    $   75,364    $   77,625
 Landscaping                         $   46,500    $   47,895    $   49,332    $   50,812    $   52,336    $   53,906
 Security                            $   16,740    $   17,242    $   17,759    $   18,292    $   18,841    $   19,406
 Marketing & Leasing                 $   74,400    $   76,632    $   78,931    $   81,299    $   83,738    $   86,250
 General Administrative              $  316,200    $  325,686    $  335,457    $  345,520    $  355,886    $  366,562
 Management                          $  179,213    $  186,459    $  190,755    $  196,478    $  202,372    $  202,245
 Miscellaneous                       $        0    $        0    $        0    $        0    $        0    $        0

                                     ----------    ----------    ----------    ----------    ----------    ----------
TOTAL OPERATING EXPENSES             $1,788,113    $1,843,626    $1,897,637    $1,954,566    $2,013,203    $2,067,401

 Reserves                            $   93,000    $   95,790    $   98,664    $  101,624    $  104,672    $  107,812

                                     ----------    ----------    ----------    ----------    ----------    ----------
NET OPERATING INCOME                 $1,703,155    $1,789,761    $1,818,804    $1,873,368    $1,929,569    $1,869,686

 Operating Expense Ratio (% of EGI)        49.9%         49.4%         49.7%         49.7%         49.7%         51.1%
 Operating Expense Per Unit          $    4,807    $    4,956    $    5,101    $    5,254    $    5,412    $    5,558

                YEAR                  JAN-2010      JAN-2011      JAN-2012      JAN-2013      JAN-2014
            FISCAL YEAR                  7             8             9             10            11
-------------------------------------------------------------------------------------------------------
REVENUE
 Base Rent                           $4,256,276    $4,383,964    $4,515,483    $4,650,947    $4,790,476

 Vacancy                             $  255,377    $  263,038    $  270,929    $  279,057    $  287,429
 Credit Loss                         $   85,126    $   87,679    $   90,310    $   93,019    $   95,810
 Concessions                         $        0    $        0    $        0    $        0    $        0
                                     ----------    ----------    ----------    ----------    ----------
  Subtotal                           $  340,502    $  350,717    $  361,239    $  372,076    $  383,238

 Laundry Income                      $   54,451    $   56,084    $   57,767    $   59,500    $   61,285
 Garage Revenue                      $        0    $        0    $        0    $        0    $        0
 Other Misc. Revenue                 $  196,022    $  201,903    $  207,960    $  214,198    $  220,624
                                     ----------    ----------    ----------    ----------    ----------
   Subtotal Other Income             $  250,472    $  257,987    $  265,726    $  273,698    $  281,909

                                     ----------    ----------    ----------    ----------    ----------
EFFECTIVE GROSS INCOME               $4,166,246    $4,291,234    $4,419,971    $4,552,570    $4,689,147

OPERATING EXPENSES:
 Taxes                               $  459,734    $  473,526    $  487,732    $  502,364    $  517,435
 Insurance                           $  177,675    $  183,005    $  188,495    $  194,150    $  199,975
 Utilities                           $  373,117    $  384,311    $  395,840    $  407,716    $  419,947
 Repair & Maintenance                $  288,722    $  297,384    $  306,305    $  315,494    $  324,959
 Cleaning                            $   79,954    $   82,352    $   84,823    $   87,368    $   89,989
 Landscaping                         $   55,523    $   57,189    $   58,905    $   60,672    $   62,492
 Security                            $   19,988    $   20,588    $   21,206    $   21,842    $   22,497
 Marketing & Leasing                 $   88,837    $   91,503    $   94,248    $   97,075    $   99,987
 General Administrative              $  377,559    $  388,886    $  400,553    $  412,569    $  424,946
 Management                          $  208,312    $  214,562    $  220,999    $  227,628    $  234,457
 Miscellaneous                       $        0    $        0    $        0    $        0    $        0

                                     ----------    ----------    ----------    ----------    ----------
TOTAL OPERATING EXPENSES             $2,129,423    $2,193,306    $2,259,105    $2,326,878    $2,396,684

 Reserves                            $  111,047    $  114,378    $  117,810    $  121,344    $  124,984

                                     ----------    ----------    ----------    ----------    ----------
NET OPERATING INCOME                 $1,925,776    $1,983,550    $2,043,056    $2,104,348    $2,167,478

 Operating Expense Ratio (% of EGI)        51.1%         51.1%         51.1%         51.1%         51.1%
 Operating Expense Per Unit          $    5,724    $    5,896    $    6,073    $    6,255    $    6,443

Estimated Stabilized NOI             $1,678,120    Sales Expense Rate      2.00%
Months to Stabilized                          1    Discount Rate          11.00%
Stabilized Occupancy                       94.0%   Terminal Cap Rate       9.25%

                              "DCF" VALUE ANALYSIS

Gross Residual Sale Price      $23,432,197         Deferred Maintenance                 -$   280,000
  Less: Sales Expense          $   468,644         Add: Excess Land                      $         0
                               -----------         Other Adjustments                     $         0
Net Residual Sale Price        $22,963,553                                               -----------
PV of Reversion                $ 8,087,407         Value Indicated By "DCF"              $19,518,832
Add: NPV of NOI                $11,711,425                                 Rounded       $19,500,000
                               -----------
PV Total                       $19,798,832

                          "DCF" VALUE SENSITIVITY TABLE

                                                DISCOUNT RATE
                      -------------------------------------------------------------------
TOTAL VALUE            10.50%         10.75%        11.00%        11.25%        11.50%
-----------------------------------------------------------------------------------------
               8.75%  $20,933,929   $20,593,735   $20,260,969   $19,935,444   $19,616,978
               9.00%  $20,685,474   $20,350,832   $20,023,482   $19,703,240   $19,389,928
TERMINAL CAP   9.25%  $20,450,449   $20,121,059   $19,798,832   $19,483,588   $19,175,151
    RATE       9.50%  $20,227,794   $19,903,379   $19,586,005   $19,275,496   $18,971,678
               9.75%  $20,016,557   $19,696,862   $19,384,093   $19,078,075   $18,778,639

AMERICAN APPRAISAL ASSOCIATES, INC.       INCOME CAPITALIZATION APPROACH PAGE 33
PLANTATION GARDENS, PLANTATION, FLORIDA

INCOME LOSS DURING LEASE-UP

The subject is currently near or at a stabilized condition. Therefore, there is no income loss during lease-up at the subject property.

CONCESSIONS

Concessions have historically not been utilized at the subject property or in the subject's market. Therefore, no adjustment was included for concessions.

DIRECT CAPITALIZATION METHOD

After having projected the income and expenses for the property, the next step in the valuation process is to capitalize the net income into an estimate of value. The selected overall capitalization rate ("OAR") covers both return on and return of capital. It is the overall rate of return an investor expects.

After considering the market transactions and the investor surveys, we previously conclude that an overall rate of 8.75% percent is applicable to the subject. The results of our direct capitalization analysis are as follows:

AMERICAN APPRAISAL ASSOCIATES, INC.       INCOME CAPITALIZATION APPROACH PAGE 34
PLANTATION GARDENS, PLANTATION, FLORIDA

                               PLANTATION GARDENS

                                                      TOTAL      PER SQ. FT.    PER UNIT      %OF EGI
                                                      -----      -----------    --------      -------
REVENUE
  Base Rent                                        $ 3,634,800     $11.12       $ 9,771

  Less: Vacancy & Collection Loss       8.00%      $   290,784     $ 0.89       $   782

  Plus: Other Income
   Laundry Income                                  $    46,500     $ 0.14       $   125         1.31%
   Garage Revenue                                  $         0     $ 0.00       $     0         0.00%
   Other Misc. Revenue                             $   167,400     $ 0.51       $   450         4.71%
                                                   -----------     ------       -------        -----
    Subtotal Other Income                          $   213,900     $ 0.65       $   575         6.01%

EFFECTIVE GROSS INCOME                             $ 3,557,916     $10.89       $ 9,564

OPERATING EXPENSES:
  Taxes                                            $   385,020     $ 1.18       $ 1,035        10.82%
  Insurance                                        $   148,800     $ 0.46       $   400         4.18%
  Utilities                                        $   312,480     $ 0.96       $   840         8.78%
  Repair & Maintenance                             $   241,800     $ 0.74       $   650         6.80%
  Cleaning                                         $    66,960     $ 0.20       $   180         1.88%
  Landscaping                                      $    46,500     $ 0.14       $   125         1.31%
  Security                                         $    16,740     $ 0.05       $    45         0.47%
  Marketing & Leasing                              $    74,400     $ 0.23       $   200         2.09%
  General Administrative                           $   316,200     $ 0.97       $   850         8.89%
  Management                            5.00%      $   177,896     $ 0.54       $   478         5.00%
  Miscellaneous                                    $         0     $ 0.00       $     0         0.00%

TOTAL OPERATING EXPENSES                           $ 1,786,796     $ 5.47       $ 4,803        50.22%

  Reserves                                         $    93,000     $ 0.28       $   250         2.61%
                                                   -----------     ------       -------        -----
NET OPERATING INCOME                               $ 1,678,120     $ 5.14       $ 4,511        47.17%
                                                   ===========     ======       =======        =====

  "GOING IN" CAPITALIZATION RATE                          8.75%

  VALUE INDICATION                                 $19,178,517     $58.69       $51,555

  DEFERRED MAINTENANCE                            ($   280,000)

  "AS IS" VALUE INDICATION
   (DIRECT CAPITALIZATION APPROACH)                $18,898,517

                      ROUNDED                      $18,900,000     $57.83       $50,806

AMERICAN APPRAISAL ASSOCIATES, INC.       INCOME CAPITALIZATION APPROACH PAGE 35
PLANTATION GARDENS, PLANTATION, FLORIDA

                  DIRECT CAPITALIZATION VALUE SENSITIVITY TABLE

CAP RATE      VALUE        ROUNDED     $/UNIT       $/SF
----------------------------------------------------------
8.00%      $20,696,503   $20,700,000   $55,645   $   63.34
8.25%      $20,060,851   $20,100,000   $54,032   $   61.51
8.50%      $19,462,591   $19,500,000   $52,419   $   59.67
8.75%      $18,898,517   $18,900,000   $50,806   $   57.83
9.00%      $18,365,780   $18,400,000   $49,462   $   56.30
9.25%      $17,861,840   $17,900,000   $48,118   $   54.77
9.50%      $17,384,423   $17,400,000   $46,774   $   53.24

CONCLUSION BY THE DIRECT CAPITALIZATION METHOD

Applying the capitalization rate to our estimated NOI results in an estimated value of $18,900,000.

CORRELATION AND CONCLUSION BY THE INCOME APPROACH

The two methods used to estimate the market value of the subject property by the income approach resulted in the following indications of value:

Discounted Cash Flow Analysis    $19,500,000
Direct Capitalization Method     $18,900,000

Giving consideration to the indicated values provided by both techniques, we have concluded the estimated value by the income capitalization approach to be $19,000,000.

AMERICAN APPRAISAL ASSOCIATES, INC.        RECONCILIATION AND CONCLUSION PAGE 36
PLANTATION GARDENS, PLANTATION, FLORIDA

                          RECONCILIATION AND CONCLUSION

This appraisal was made to express an opinion as of the Market Value of the fee simple estate in the property.

AS IS MARKET VALUE OF THE FEE SIMPLE ESTATE

Cost Approach                       Not Utilized
Sales Comparison Approach           $19,100,000
Income Approach                     $19,000,000
Reconciled Value                    $19,000,000

The Income Capitalization Method is considered a reliable indicator of value. Income and expenses were estimated and projected based on historical operating statements and market oriented expenses. This method is primarily used by investors in their underwriting analysis. Furthermore, there was good support for an overall rate in the Direct Capitalization Method.

The Sales Comparison Approach to value supported the value conclusion by the Income Approach and was given secondary consideration. Investment-grade, income-producing properties such as the subject are not typically traded based on cost. Therefore, the Cost Approach has not been considered in our valuation.

FINAL VALUE - FEE SIMPLE ESTATE

Based on the investigation and premise outlined, it is our opinion that as of December 11, 2003 the market value of the fee simple estate in the property is:

                                   $19,000,000

AMERICAN APPRAISAL ASSOCIATES, INC.                                      ADDENDA
PLANTATION GARDENS, PLANTATION, FLORIDA

                                     ADDENDA

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT A
PLANTATION GARDENS, PLANTATION, FLORIDA

                                    EXHIBIT A
                               SUBJECT PHOTOGRAPHS

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT A
PLANTATION GARDENS, PLANTATION, FLORIDA

                               SUBJECT PHOTOGRAPHS

                 [PICTURE]                               [PICTURE]

     EXTERIOR - APARTMENT ENTRANCE       EXTERIOR - 4 - STORY APARTMENT BUILDING

                 [PICTURE]                               [PICTURE]

      EXTERIOR - SITE IMPROVEMENTS            EXTERIOR - TYPICAL BUILDINGS

                 [PICTURE]                               [PICTURE]

EXTERIOR - TYPICAL BUILDING NEEDING PAINT          EXTERIOR - CLUBHOUSE

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT A
PLANTATION GARDENS, PLANTATION, FLORIDA

                               SUBJECT PHOTOGRAPHS

           [PICTURE]                                        [PICTURE]

        EXTERIOR - POOL                          INTERIOR - LIVING AREA OF MODEL

           [PICTURE]                                        [PICTURE]

   INTERIOR - KITCHEN OF MODEL                     INTERIOR - BEDROOM OF MODEL

           [PICTURE]                                        [PICTURE]

INTERIOR - VACANT UNIT LIVING AREA                INTERIOR - VACANT UNIT KITCHEN

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT B
PLANTATION GARDENS, PLANTATION, FLORIDA

                                    EXHIBIT B
                           SUMMARY OF RENT COMPARABLES
                          AND PHOTOGRAPH OF COMPARABLES

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT B
PLANTATION GARDENS, PLANTATION, FLORIDA

PHOTOGRAPHS OF COMPARABLE SALE PROPERTIES

    COMPARABLE I-1               COMPARABLE I-2              COMPARABLE I-3

TOWNHOMES OF PLANTATION        CIMARRON APARTMENTS            SPRING CREST
   4790 NW 9th Court         850 E. Commercial Blvd     4245 N. University Drive
  Plantation, Florida             Oakland Park             Plantation, Florida

      [PICTURE]                     [PICTURE]                   [PICTURE]

     COMPARABLE I-4              COMPARABLE I-5

ROYAL SHERIDAN APARTMENTS    BOARDWALK AT INVERRARY
  4200 Sheridan Street          2915 NW 60th Ave
   Hollywood, Florida           Sunrise, Florida

        [PICTURE]                   [PICTURE]

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT B
PLANTATION GARDENS, PLANTATION, FLORIDA

SUMMARY OF COMPARABLE RENTAL PROPERTIES

                                                                                              COMPARABLE
        DESCRIPTION                             SUBJECT                                          R - 1
-------------------------------  ------------------------------------------   ---------------------------------------------
 Property Name                   Plantation Gardens                           Southern Pointe
 Management Company              AIMCO                                        Kennedy-Wilson
LOCATION:
 Address                         7616 NW 5th Street                           8080 NW 10 Court
 City, State                     Plantation, Florida                          Plantation, FL
 County                          Broward                                      Broward
 Proximity to Subject                                                         0.5 mile west of the subject
PHYSICAL CHARACTERISTICS:
 Net Rentable Area (SF)          326,800                                      NA
 Year Built                      1971                                         1985
 Effective Age                   20                                           18
 Building Structure Type         Wood/Masonry/Stucco                          Wood/Masonry/Stucco
 Parking Type (Gr., Cov., etc.)  Open                                         Open
 Number of Units                 372                                          300
 Unit Mix:                              Type          Unit  Qty.   Mo. Rent         Type           Unit   Qty.     Mo.
                                  1 1Bdrm/1Ba-1A10     750   42     $719       2 1 Bdrm/1Ba          862         $  855
                                  2 2Bdrm/2Ba-2A20     850  182     $763       2 2 Bdrm/2Ba          950         $  975
                                  3 2Bdrm/2Ba-2B20     950  148     $816       2 2 Bdrm/2Ba        1,111         $1,020

 Average Unit Size (SF)          878
 Unit Breakdown:                   Efficiency           2-Bedroom                Efficiency          2-Bedroom
                                   1-Bedroom            3-Bedroom                1-Bedroom           3-Bedroom
CONDITION:                       Average                                      Good
APPEAL:                          Average                                      Good
AMENITIES:
 Unit Amenities                    X  Attach. Garage    X  Vaulted Ceiling         Attach. Garage    X  Vaulted Ceiling
                                   X  Balcony           X  W/D Connect.         X  Balcony           X  W/D Connect.
                                      Fireplace                                    Fireplace
                                   X  Cable TV Ready                            X  Cable TV Ready
 Project Amenities                 X  Swimming Pool                             X  Swimming Pool
                                   X  Spa/Jacuzzi          Car Wash             X  Spa/Jacuzzi          Car Wash
                                   X  Basketball Court  X  BBQ Equipment           Basketball Court     BBQ Equipment
                                      Volleyball Court     Theater Room            Volleyball Court     Theater Room
                                      Sand Volley Ball  X  Meeting Hall            Sand Volley Ball  X  Meeting Hall
                                   X  Tennis Court         Secured Parking         Tennis Court         Secured Parking
                                      Racquet Ball      X  Laundry Room            Racquet Ball         Laundry Room
                                      Jogging Track     X  Business Office         Jogging Track     X  Business Office
                                   X  Gym Room                                     Gym Room

OCCUPANCY:                       97%                                          97%
LEASING DATA:
 Available Leasing Terms         7 to 12                                      12 months
 Concessions                     1-2 months free                              $500 off 1BD, $600 off 2D, $700 off large 2BD
 Pet Deposit                     $250                                         $450 deposit, $250 non-refundable pet fee
 Utilities Paid by Tenant:         X  Electric          X  Natural Gas          X  Electric          X  Natural Gas
                                   X  Water                Trash                X  Water                Trash
 Confirmation                    Brenda Williams, Manager                     Leasing Agent
 Telephone Number                954-473-5050                                 1-866-738-8578
NOTES:                                                                        This complex located with the Jacaranda
                                                                              Community, a good quality planned development
                                                                              located northwest of the subject.

 COMPARISON TO SUBJECT:                                                       Superior

                                                 COMPARABLE                                    COMPARABLE
        DESCRIPTION                                R - 2                                         R - 3
-----------------------------    -------------------------------------------   -----------------------------------------
 Property Name                   Carlyle Club                                  Jacaranda Village
 Management Company              ZOM Residential Services                      Scully Company
LOCATION:
 Address                         781 N. Pine Island                            461 NW 87 Road
 City, State                     Plantation, FL                                Plantation, FL
 County                          Broward                                       Broward
 Proximity to Subject            1 mile northwest of the subject               2 miles northwest of the subject
PHYSICAL CHARACTERISTICS:
 Net Rentable Area (SF)          NA                                            N/A
 Year Built                      1997                                          1987
 Effective Age                   6                                             16
 Building Structure Type         Wood/Masonry/Stucco                           Wood/Masonry/Stucco
 Parking Type (Gr., Cov., etc.)  Some garages, carports                        None
 Number of Units                 150                                           NA
 Unit Mix:                             Type           Unit     Qty.     Mo.          Type            Unit  Qty.    Mo.
                                  1 1Bdrm/1Ba           760           $  930    1 1Bdrm/1Ba           800         $785
                                  2 2Bdrm/1Ba           963           $1,050    3 2Bdrm/2Ba         1,102         $930
                                  3 2Bdrm/2Ba         1,093           $1,150

 Average Unit Size (SF)
 Unit Breakdown:                   Efficiency           2-Bedroom                Efficiency           2-Bedroom
                                   1-Bedroom            3-Bedroom                1-Bedroom            3-Bedroom
CONDITION:                       Good                                          Average
APPEAL:                          Good                                          Average
AMENITIES:
 Unit Amenities                    X  Attach. Garage    X  Vaulted Ceiling          Attach. Garage    X  Vaulted Ceiling
                                   X  Balcony           X  W/D Connect.          X  Balcony           X  W/D Connect.
                                      Fireplace                                     Fireplace
                                   X  Cable TV Ready                             X  Cable TV Ready
 Project Amenities                 X  Swimming Pool                              X  Swimming Pool
                                   X  Spa/Jacuzzi       X  Car Wash                 Spa/Jacuzzi          Car Wash
                                      Basketball Court     BBQ Equipment         X  Basketball Court     BBQ Equipment
                                      Volleyball Court     Theater Room             Volleyball Court     Theater Room
                                      Sand Volley Ball  X  Meeting Hall             Sand Volley Ball  X  Meeting Hall
                                   X  Tennis Court         Secured Parking       X  Tennis Court         Secured Parking
                                      Racquet Ball         Laundry Room             Racquet Ball      X  Laundry Room
                                      Jogging Track     X  Business Office          Jogging Track     X  Business Office
                                   X  Gym Room                                   X  Gym Room

OCCUPANCY:                       94%                                           90%
LEASING DATA:
 Available Leasing Terms         7 to 12 months                                12 months
 Concessions                     $750 off 1 BD, $1,000 off 3 BD                NA
 Pet Deposit                     $500 deposit; $300 non-refundable             $150 deposit
 Utilities Paid by Tenant:         X  Electric          X  Natural Gas           X  Electric          X  Natural Gas
                                   X  Water                Trash                 X  Water                Trash
 Confirmation                    Susan, Leasing Agent                          Leasing Agent
 Telephone Number                1-866-674-1291                                1-866-744-3710
NOTES:



 COMPARISON TO SUBJECT:          Superior                                      Superior

                                               COMPARABLE
        DESCRIPTION                              R - 4
-----------------------------   ------------------------------------------
 Property Name                  Lakepointe at Jacaranda
 Management Company             Lincoln Property Company
LOCATION:
 Address                        1171 Lake Pointe Landing
 City, State                    Plantation, FL
 County                         Broward
 Proximity to Subject           0.5 mile west of subject
PHYSICAL CHARACTERISTICS:
 Net Rentable Area (SF)         N/A
 Year Built                     1986
 Effective Age                  17
 Building Structure Type        Wood/Masonry/Stucco
 Parking Type (Gr., Cov., etc.  Carports available
 Number of Units                246
 Unit Mix:                           Type            Unit   Qty.     Mo.
                                 1 1Bdrm/1Ba           810         $  795
                                 2 2Bdrm/2Ba         1,035         $  899
                                 3 2Bdrm/2Ba         1,100         $1,046

 Average Unit Size (SF)
 Unit Breakdown:                   Efficiency          2-Bedroom
                                   1-Bedroom           3-Bedroom
CONDITION:                      Fair
APPEAL:                         Excellent
AMENITIES:
 Unit Amenities                      Attach. Garage    X  Vaulted Ceiling
                                  X  Balcony           X  W/D Connect.
                                     Fireplace
                                  X  Cable TV Ready
 Project Amenities                X  Swimming Pool
                                  X  Spa/Jacuzzi          Car Wash
                                     Basketball Court     BBQ Equipment
                                     Volleyball Court     Theater Room
                                     Sand Volley Ball  X  Meeting Hall
                                  X  Tennis Court         Secured Parking
                                     Racquet Ball      X  Laundry Room
                                     Jogging Track     X  Business Office
                                     Gym Room

OCCUPANCY:                      95%
LEASING DATA:
 Available Leasing Terms        12 months
 Concessions                    $500 off up to 1 month free
 Pet Deposit                    N/A
 Utilities Paid by Tenant:        X  Electric          X  Natural Gas
                                  X  Water                Trash
 Confirmation                   Leasing Agent
 Telephone Number               321-777-7070
NOTES:



 COMPARISON TO SUBJECT:         Superior

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT B
PLANTATION GARDENS, PLANTATION, FLORIDA

                    PHOTOGRAPHS OF COMPARABLE RENT PROPERTIES

 COMPARABLE R-1           COMPARABLE R-2          COMPARABLE R-3

SOUTHERN POINTE            CARLYLE CLUB          JACARANDA VILLAGE
8080 NW 10 Court        781 N. Pine Island        461 NW 87 Road
 Plantation, FL           Plantation, FL          Plantation, FL

   [PICTURE]                [PICTURE]               [PICTURE]

     COMPARABLE R-4

LAKEPOINTE AT JACARANDA
1171 Lake Pointe Landing       N/A
     Plantation, FL

       [PICTURE]

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT C
PLANTATION GARDENS, PLANTATION, FLORIDA

                                   EXHIBIT C
                      ASSUMPTIONS AND LIMITING CONDITIONS

                                   (3 PAGES)

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT C
PLANTATION GARDENS, PLANTATION, FLORIDA

No responsibility is assumed for matters legal in nature. No investigation has been made of the title to or any liabilities against the property appraised. In this appraisal, it is presumed that, unless otherwise noted, the owner's claim is valid, the property rights are good and marketable, and there are no encumbrances which cannot be cleared through normal processes.

To the best of our knowledge, all data set forth in this report are true and accurate. Although gathered from reliable sources, no guarantee is made nor liability assumed for the accuracy of any data, opinions, or estimates identified as being furnished by others which have been used in formulating this analysis.

Land areas and descriptions used in this appraisal were obtained from public records and have not been verified by legal counsel or a licensed surveyor.

No soil analysis or geological studies were ordered or made in conjunction with this report, nor were any water, oil, gas, or other subsurface mineral and use rights or conditions investigated.

Substances such as asbestos, urea-formaldehyde foam insulation, other chemicals, toxic wastes, or other potentially hazardous materials could, if present, adversely affect the value of the property. Unless otherwise stated in this report, the existence of hazardous substance, which may or may not be present on or in the property, was not considered by the appraiser in the development of the conclusion of value. The stated value estimate is predicated on the assumption that there is no material on or in the property that would cause such a loss in value. No responsibility is assumed for any such conditions, and the client has been advised that the appraiser is not qualified to detect such substances, quantify the impact on values, or develop the remedial cost.

No environmental impact study has been ordered or made. Full compliance with applicable federal, state, and local environmental regulations and laws is assumed unless otherwise stated, defined, and considered in the report. It is also assumed that all required licenses, consents, or other legislative or administrative authority from any local, state, or national government or private entity organization either have been or can be obtained or renewed for any use which the report covers.

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT C
PLANTATION GARDENS, PLANTATION, FLORIDA

It is assumed that all applicable zoning and use regulations and restrictions have been complied with unless a nonconformity has been stated, defined, and considered in the appraisal report. Further, it is assumed that the utilization of the land and improvements is within the boundaries of the property described and that no encroachment or trespass exists unless noted in the report.

The Americans with Disabilities Act ("ADA") became effective January 26, 1992. We have not made a specific compliance survey and analysis of this property to determine whether or not it is in conformity with the various detailed requirements of the ADA. It is possible that a compliance survey of the property together with a detailed analysis of the requirements of the ADA could reveal that the property is not in compliance with one or more of the requirements of the act. If so, this fact could have a negative effect on the value of the property. Since we have no direct evidence relating to this issue, we did not consider the possible noncompliance with the requirements of ADA in estimating the value of the property.

We have made a physical inspection of the property and noted visible physical defects, if any, in our report. This inspection was made by individuals generally familiar with real estate and building construction. However, these individuals are not architectural or structural engineers who would have detailed knowledge of building design and structural integrity. Accordingly, we do not opine on, nor are we responsible for, the structural integrity of the property including its conformity to specific governmental code requirements, such as fire, building and safety, earthquake, and occupancy, or any physical defects which were not readily apparent to the appraiser during the inspection.

The value or values presented in this report are based upon the premises outlined herein and are valid only for the purpose or purposes stated.

The date of value to which the conclusions and opinions expressed apply is set forth in this report. The value opinion herein rendered is based on the status of the national business economy and the purchasing power of the U.S. dollar as of that date.

Testimony or attendance in court or at any other hearing is not required by reason of this appraisal unless arrangements are previously made within a reasonable time in advance for

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT C
PLANTATION GARDENS, PLANTATION, FLORIDA

such testimony, and then such testimony shall be at American Appraisal Associates, Inc.'s, prevailing per diem for the individuals involved.

Possession of this report or any copy thereof does not carry with it the right of publication. No portion of this report (especially any conclusion to use, the identity of the appraiser or the firm with which the appraiser is connected, or any reference to the Appraisal Institute or the designations awarded by this organization) shall be disseminated to the public through prospectus, advertising, public relations, news, or any other means of communication without the written consent and approval of American Appraisal Associates, Inc.

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT D
PLANTATION GARDENS, PLANTATION, FLORIDA

                                   EXHIBIT D
                            CERTIFICATE OF APPRAISER

                                    (1 PAGE)

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT E
PLANTATION GARDENS, PLANTATION, FLORIDA

                            CERTIFICATE OF APPRAISER

I certify that, to the best of my knowledge and belief:

         The statements of fact contained in this report are true and correct.

         The reported analyses, opinions, and conclusions are limited only by the reported assumptions and limiting conditions, and represent the unbiased professional analyses, opinions, and conclusions of American Appraisal Associates, Inc.

         American Appraisal Associates, Inc. and I personally, have no present or prospective interest in the property that is the subject of this report and have no personal interest or bias with respect to the parties involved.

         Compensation for American Appraisal Associates, Inc. is not contingent on an action or event resulting from the analyses, opinions, or conclusions in, or the use of, this report.

         The analyses, opinions, and conclusions were developed, and this report has been prepared, in conformity with the Uniform Standards of Professional Appraisal Practice and the Principles of Appraisal Practice and Code of Ethics of the American Society of Appraisers.

         The analysis, opinions, and conclusions were developed, and this report has been prepared, in conformity with the Uniform Standards of Professional Appraisal Practice.

         I personally did not inspect the subject property. Kim Cook provided significant real property appraisal assistance in the preparation of this report.

         The American Society of Appraisers has a mandatory recertification program for all of its senior members. I am in compliance with the requirements of that program.

                                              -s- Edward Zenkovich
                                        ---------------------------------
                                              Edward Zenkovich, ASA
                                      Managing Principal, Real Estate Group
                                  State of Florida, Certified General Appraiser,
                                                   #0001259

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT E
PLANTATION GARDENS, PLANTATION, FLORIDA

                                   EXHIBIT E
                          QUALIFICATIONS OF APPRAISER

                                   (5 PAGES)

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT E
PLANTATION GARDENS, PLANTATION, FLORIDA

                                        EDWARD J. ZENKOVICH, ASA
                              SENIOR VICE PRESIDENT AND MANAGING PRINCIPAL,
                                           REAL ESTATE GROUP

POSITION Edward J. Zenkovich serves as Senior Vice President and Managing Principal of the Atlanta Real Estate Group of American Appraisal Associates, Inc. ("AAA").

EXPERIENCE

Valuation                  In the Public Sector Services Group of AAA, Mr.
                           Zenkovich assisted clients with the establishment of fixed asset records for insurance, property control, and property accounting purposes for the appraisal of buildings, land improvements, and machinery and equipment. Mr. Zenkovich was also responsible for the planning and management of large multiple-location engagements.

                           In the Real Estate Valuation Group, Mr. Zenkovich completed valuations of various types of real estate including commercial, investment, manufacturing, retail, and warehouse properties.

                           As a member of the Real Estate Group, Mr. Zenkovich specialized in the valuation of investment real estate. Property interests he has appraised include fee simple, leased fee, and leasehold. He has completed appraisals for financial reporting, financing, litigation support, portfolio valuation, purchase, purchase price allocation, and sale. Specific properties he has appraised include apartments, hotels, land developments, nursing homes, office buildings, regional and community shopping centers, and warehouses. He has additional appraisal experience in heavy industrial property valuations, as well as investment portfolios for major institutional clients.

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT E
PLANTATION GARDENS, PLANTATION, FLORIDA

Court Mr. Zenkovich is a qualified expert witness of the U.S. Bankruptcy Court, Western District.

Business Mr. Zenkovich joined AAA in 1980 as an assistant appraiser in the Public Sector Services Group, advancing to staff appraiser the following year. In 1985, he transferred to the Real Estate Valuation Group and was promoted to senior appraiser in 1988. Mr. Zenkovich was appointed area manager of the Real Estate Group's Tampa, Florida, office and was promoted to principal in 1994. He was named a Vice President of AAA in 1995 and a Managing Principal in 1997. From 2001 to 2003, Mr. Zenkovich was the national director of AAA's Real Estate Group. He currently serves as Managing Principal of the Real Estate Group in Atlanta, Georgia.

EDUCATION                  University of Wisconsin - Milwaukee
                            Bachelor of Business Administration - Real Estate
                           and Urban
                           Development

STATE CERTIFICATIONS       State of Colorado, Certified General Appraiser,
                           #CG01325475

                           State of Florida, Certified General Appraiser, #RZ0001259

                           State of Florida, Licensed Real Estate Broker, #BK0468540

                           State of Georgia, Certified General Real Property Appraiser, #005263

                           State of Minnesota, Certified General Real Property Appraiser, #4003673

PROFESSIONAL               American Society of Appraisers, Accredited Senior
AFFILIATIONS               Appraiser
                            ASA Designation - Urban Real Property
                           Institute of Property Taxation, Candidate

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT E
PLANTATION GARDENS, PLANTATION, FLORIDA

VALUATION AND              American Society of Appraisers
SPECIAL COURSES            Introduction to Business Valuation, Part One
                           Appraisal Institute
                            Basic Valuation Procedures
                            Capitalization Theory and Techniques, Parts A and B Case Studies in Real Estate Valuation
                            Real Estate Appraisal Principles
                            Standards of Professional Practice, Parts A and B Valuation Analysis and Report Writing

AMERICAN APPRAISAL ASSOCIATES, INC.
PLANTATION GARDENS, PLANTATION, FLORIDA

                           GENERAL SERVICE CONDITIONS

AMERICAN APPRAISAL ASSOCIATES, INC.
PLANTATION GARDENS, PLANTATION, FLORIDA

                           GENERAL SERVICE CONDITIONS

The services(s) provided by AAA will be performed in accordance with professional appraisal standards. Our compensation is not contingent in any way upon our conclusions of value. We assume, without independent verification, the accuracy of all data provided to us. We will act as an independent contractor and reserve the right to use subcontractors. All files, workpapers or documents developed by us during the course of the engagement will be our property. We will retain this data for at least five years.

Our report is to be used only for the specific purpose stated herein; and any other use is invalid. No reliance may be made by any third party without our prior written consent. You may show our report in its entirety to those third parties who need to review the information contained herein. No one should rely on our report as a substitute for their own due diligence. We understand that our reports will be described in public tender offer documents distributed to limited partners. We reserve the right to review the public tender offer documents prior to their issuance to confirm that disclosures of facts from the current appraisals are accurate. No reference to our name or our report, in whole or in part, in any other SEC filing or private placement memorandum you prepare and/or distribute to third parties may be made without our prior written consent.

The Tender Offer Partnerships, as that term is defined in the Settlement Agreement, agree to indemnify and hold us harmless against and from any and all losses, claims, actions, damages, expenses or liabilities, including reasonable attorneys' fees, to which we may become subject in connection with this engagement except where such losses, claims, actions, damages, expenses or liabilities, including reasonable attorney's fees, arise or result from AAA's misconduct, bad faith or negligence. Co-Clients will not be liable for any of our acts or omissions.

AAA is an equal opportunity employer.